Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

WISDOMTREE, INC.

(Pursuant to Section 151(g)

of the General Corporation Law of the State of Delaware)

WisdomTree, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: that the Certificate of Designations of Series C Non-Voting Convertible Preferred Stock of the Corporation establishing 13,087 shares of the Series C Non-Voting Convertible Preferred Stock of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on May 10, 2023 (the “Certificate of Designations”).

SECOND: that no shares of said Series C Non-Voting Convertible Preferred Stock of the Corporation are outstanding and no shares thereof will be issued subject to said Certificate of Designations.

THIRD: that the Board of Directors of the Corporation (the “Board”) on November 19, 2023 duly adopted the following resolutions approving, authorizing and directing the elimination of the Series C Non-Voting Convertible Preferred Stock of the Corporation:

RESOLVED:	That the Certificate of Elimination and the transactions contemplated thereby, be, and each of them hereby is, declared advisable, authorized, approved and adopted.

RESOLVED: That pursuant to the authority conferred upon the Board by the provisions of the Charter and by Section 151(g) of the DGCL, the Board hereby eliminates the shares of Series C Preferred Stock, none of which are currently outstanding and none of which will be issued in the future, and that all matters set forth in the Certificate of Designations be eliminated from the Charter.

RESOLVED:	That the Authorized Officers be, and each of them acting singly hereby is, authorized, empowered and directed to execute the Certificate of Elimination and to file such certificate with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the Charter all matters set forth in the Certificate of Designations.

FOURTH: that in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to eliminate all references to the Series C Non-Voting Convertible Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 20th day of November 2023.

WISDOMTREE, INC.

By:	/s/ Marci Frankenthaler
Name: Marci Frankenthaler
Title: Chief Legal Officer and Secretary

[Signature Page to Certificate of Elimination]